Information
LOCKHEED MARTIN RECOMMENDS CHANGES TO SUPERMAJORITY VOTING
PROVISIONS OF CHARTER
BETHESDA, March 22, 2006 — Lockheed Martin Corporation (NYSE: LMT) will submit a proposal to amend and restate its charter at its annual meeting of stockholders on April 27, 2006. The amendment would eliminate two provisions of the charter requiring an 80 percent supermajority vote for the removal of a director for cause and for the approval of some business combinations. The affirmative vote of 80 percent of Lockheed Martin’s outstanding shares is required to approve the amendment.
“The charter proposal stems from our continuing commitment to best practices in corporate governance and responds to input from our stockholders about supermajority provisions,” said Chairman, President and Chief Executive Officer Robert Stevens. “We are pleased to see our commitment to best practices being reflected in improved corporate governance ratings.”
Other matters to be considered at the annual meeting include the election of directors, ratification of the appointment of independent auditors and a management proposal for the establishment of performance goals for annual cash bonuses paid to elected officers under the 2006 Management Incentive Compensation Plan. Four stockholder proposals also will be presented at the annual meeting.
Headquartered in Bethesda, Md., Lockheed Martin employs about 135,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation reported 2005 sales of $37.2 billion.
ADDITIONAL INFORMATION:
Lockheed Martin Corporation filed a definitive proxy statement with the Securities and Exchange Commission on March 22, 2006 for its 2006 annual meeting of stockholders. Lockheed Martin urges its stockholders to read its proxy statement. The proxy statement contains the complete text of the charter amendment and other relevant information regarding each of the proposals. The proxy statement is being mailed to stockholders commencing on March 22, 2006 and is available free of charge at www.sec.gov and at Lockheed Martin’s website: http://www.lockheedmartin.com/investor. A free copy of the proxy statement also may be obtained by writing to Lockheed Martin Investor Relations at 6801 Rockledge Drive, Bethesda, Maryland 20817, or by calling Lockheed Martin Shareholder Direct at 1-800-568-9758. The Corporation and its directors and officers may be considered participants in the solicitation of proxies in connection with the 2006 annual meeting. Information regarding the names, affiliation and interests of persons who may be deemed participants in the solicitation of proxies is available in the proxy statement.
Media contact:
Tom Jurkowsky, (301) 897-6352; e-mail, thomas.jurkowsky@lmco.com
# # #
For additional information, visit our website:
http://www.lockheedmartin.com